Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FOURTH QUARTER AND FISCAL 2017 RESULTS

NEW YORK, N.Y., August 17, 2017 - The Madison Square Garden Company (NYSE: MSG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2017.

On a reported basis for fiscal 2017, the Company generated revenues of over $1.3 billion, an operating loss of $60.4 million and adjusted operating income (“AOI”) of $97.6 million.(1)(2)(3) Please note that fiscal 2017 revenues include $30.5 million in non-recurring NHL and NBA distributions, while fiscal 2017 operating loss and adjusted operating income results also include the impact of these league distributions, as well as $42.3 million in net provisions for team personnel transactions and a $33.6 million non-cash write-off.

On a reported basis for the fiscal 2017 fourth quarter, the Company generated revenues of $305.6 million, an operating loss of $92.5 million and adjusted operating loss of $43.6 million. Please note that fiscal 2017 fourth quarter revenues include $15.0 million in non-recurring NHL and NBA distributions, while fiscal 2017 fourth quarter operating loss and adjusted operating loss results also include the impact of these league distributions, as well as $35.2 million in net provisions for team personnel transactions and the non-cash write-off discussed above.

President and CEO David O’Connor said, “Our efforts to more efficiently and effectively harness the strength of our sports and entertainment assets and brands led to numerous operational successes in fiscal 2017. Notable highlights include an increase in the utilization of our venues and growth across most of the Company’s key revenue lines, which drove strong underlying financial results for the year. We also took the successful first steps in expanding our portfolio of live offerings with our investments in TAO Group and Boston Calling Events, two complementary businesses with meaningful growth potential. Looking ahead, we remain confident that as a pure-play provider of live sports and entertainment experiences, we are uniquely positioned to generate attractive long-term growth and asset value creation for our shareholders.”

Results from Operations

Segment results for the quarters ended June 30, 2017 and 2016 are as follows:

	Revenues				Operating Income (Loss)				Adjusted Operating Income (Loss)
$ millions	F’Q4 2017	F’Q4 2016	% Change		F’Q4 2017	F’Q4 2016	% Change		F’Q4 2017	F’Q4 2016	% Change
MSG Entertainment	$125.9	$84.0	50%		$(46.1)	$(17.9)	(158)%		$(39.2)	$(13.2)	(197)%
MSG Sports	179.6	133.5	35%		9.8	12.8	(23)%		14.5	18.4	(21)%
Corporate and Other	—	0.2	N	M	(44.2)	(41.0)	(8)%		(18.9)	(19.0)	—%
Purchase Accounting Adjustments	—	—	N	M	(11.9)	—	N	M	—	—	N	M
Total Company	$305.6	$217.8	40%		$(92.5)	$(46.2)	(100)%		$(43.6)	$(13.8)	(216)%

Note: Does not foot due to rounding

(1)

Adjusted operating income (loss) now excludes the impact of purchase accounting adjustments related to business acquisitions. See page 5 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

(2)

During the fiscal 2017 first quarter, the Company refined its approach to allocating its corporate, venue operating and other shared expenses. Prior period results are reflected as originally reported and have not been restated. Had this approach been used in fiscal 2016, MSG Sports operating income and MSG Entertainment operating loss for the fiscal 2016 fourth quarter would have increased by approximately $1.7 million and $0.1 million, respectively, while Other operating loss would have increased by $1.6 million. Further, MSG Sports adjusted operating income and MSG Entertainment adjusted operating loss for the fiscal 2016 fourth quarter would have improved by approximately $1.6 million and $0.5 million, respectively, while Other adjusted operating loss would have increased by $2.2 million.

(3)

Fiscal 2017 fourth quarter financial results include TAO Group’s operating results for the period from February 1, 2017 to March 26, 2017. The Company records TAO Group’s operating results in its consolidated statements of operations on a three-month lag basis.

MSG Entertainment

For the fiscal 2017 fourth quarter as compared to the prior year period, MSG Entertainment revenues of $125.9 million increased 50%. The increase was primarily due to the inclusion of operating results for TAO Group and Boston Calling Events and, to a lesser extent, higher venue-related sponsorship and signage revenues. This was partially offset by lower event-related revenues at the Company’s venues and lower revenues for the New York Spectacular Starring the Radio City Rockettes production. The decrease in event-related revenues was primarily due to lower event-related revenues at The Garden, the Beacon Theatre and The Chicago Theatre, partially offset by higher event-related revenues at Radio City Music Hall. The decrease in revenues for the New York Spectacular Starring the Radio City Rockettes production was a result of no performances being held in the fiscal 2017 fourth quarter as compared to 21 shows in the prior year period.

Fiscal 2017 fourth quarter operating loss of $46.1 million increased by $28.3 million and adjusted operating loss of $39.2 million increased by $26.0 million. The increase in operating loss and adjusted operating loss primarily reflects higher direct operating expenses and, to a lesser extent, selling, general and administrative expenses, partially offset by the increase in revenues.

The increase in direct operating expenses primarily reflects a $33.6 million write-off of the remaining deferred production costs for the New York Spectacular Starring the Radio City Rockettes production and the inclusion of operating results for TAO Group and Boston Calling Events. This was partially offset by lower operating costs for the New York Spectacular Starring the Radio City Rockettes production (a result of no performances being held in the fiscal 2017 fourth quarter as compared to 21 shows in the prior year period) and, to a lesser extent, lower event-related expenses at the Company’s venues. The increase in selling, general and administrative expenses was primarily due to the inclusion of TAO Group operating results and, to a lesser extent, higher corporate general and administrative costs.

MSG Sports

For the fiscal 2017 fourth quarter as compared to the prior year period, MSG Sports revenues of $179.6 million increased 35%. The increase in revenues was due to higher league distributions and playoff-related revenues and, to a lesser extent, higher professional sports teams’ sponsorship and signage revenues and media rights fees from MSG Networks Inc., partially offset by lower event-related revenues from other live sporting events and other net decreases. The increase in league distributions reflects $15 million in non-recurring NHL and NBA distributions and, to a lesser extent, the impact of the NBA’s new national media rights agreements. The increase in playoff-related revenues was primarily due to additional home playoff games as compared to the prior year quarter.

Fiscal 2017 fourth quarter operating income decreased by $3.0 million to $9.8 million and adjusted operating income decreased by $3.9 million to $14.5 million. The decrease in operating income and adjusted operating income was primarily due to an increase in direct operating expenses and selling, general and administrative expenses, partially offset by the increase in revenues.

The increase in direct operating expenses was primarily due to an increase in net provisions for certain team personnel transactions, higher playoff-related expenses and, to a lesser extent, higher team compensation costs. The increase in selling, general and administrative expenses was primarily due to the impact of severance-related costs associated with the separation agreement with a team executive.

Corporate and Other

For the fiscal 2017 fourth quarter, Corporate and Other operating loss of $44.2 million increased by $3.1 million, primarily due to higher employee compensation and related benefits (including share-based compensation expense) and other net increases, partially offset by the absence of a $6.9 million reorganization charge recorded in the prior year fourth quarter. Fiscal 2017 fourth quarter adjusted operating loss of $18.9 million improved by $0.1 million, primarily due to the absence of the reorganization charge recorded in the prior year fourth quarter, offset by an increase in employee compensation and related benefits (excluding share-based compensation expense) and other net increases.

Purchase Accounting Adjustments

For the fiscal 2017 fourth quarter, the operating loss related to purchase accounting adjustments was $11.9 million, the majority of which reflects expense related to the step-up in value of TAO Group’s inventory and leases.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment experiences. The company presents or hosts a broad array of premier events in its diverse collection of iconic venues: New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; The Chicago Theatre; and the Wang Theatre in Boston. Other MSG properties include legendary sports franchises: the New York Knicks (NBA), the New York Rangers (NHL) and the New York Liberty (WNBA); two development league teams -- the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and one of the leading North American esports organizations, Counter Logic Gaming. In addition, the Company features popular original entertainment productions -- the Christmas Spectacular and New York Spectacular - both starring the Radio City Rockettes, and through Boston Calling Events, produces outdoor festivals, including New England’s preeminent Boston Calling Music Festival. Also under the MSG umbrella is TAO Group, a world-class hospitality group with globally-recognized entertainment dining and nightlife brands: Tao, Marquee, Lavo, Avenue, The Stanton Social, Beauty & Essex and Vandal. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, 4) gains or losses on sales or dispositions of businesses and 5) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of adjusted operating income (loss) to operating income (loss), please see page 4 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 57274623

Conference call replay number is 855-859-2056 / Conference ID Number 57274623 until August 24, 2017

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
Revenues	$305,574	$217,764	$1,318,452	$1,115,311
Direct operating expenses	230,593	141,757	861,381	737,857
Selling, general and administrative expenses	138,674	96,621	410,039	333,603
Depreciation and amortization	28,777	25,543	107,388	102,482

Operating loss	(92,470)	(46,157)	(60,356)	(58,631)
Other income (expense):
Loss in equity method investments	(1,475)	(14,130)	(29,976)	(19,099)
Interest income	3,740	2,412	11,836	6,782
Interest expense	(2,457)	(485)	(4,189)	(2,028)
Miscellaneous income (expense)	51	63	1,492	(4,017)

Loss from operations before income taxes	(92,611)	(58,297)	(81,193)	(76,993)
Income tax benefit (expense)	5,158	(122)	4,404	(297)

Net loss	(87,453)	(58,419)	(76,789)	(77,290)

Less: Net income attributable to nonredeemable noncontrolling interests	1,195	—	304	—
Less: Net loss attributable to redeemable noncontrolling interests	(4,370)	—	(4,370)	—

Net loss attributable to The Madison Square Garden Company’s stockholders	$(84,278)	$(58,419)	$(72,723)	$(77,290)

Basic loss per common share attributable to The Madison Square Garden Company’s stockholders	$(3.58)	$(2.39)	$(3.05)	$(3.12)
Diluted loss per common share attributable to The Madison Square Garden Company’s stockholders	$(3.58)	$(2.39)	$(3.05)	$(3.12)
Basic weighted-average number of common shares outstanding	23,559	24,479	23,853	24,754
Diluted weighted-average number of common shares outstanding	23,559	24,479	23,853	24,754

THE MADISON SQUARE GARDEN COMPANY

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.
•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily fair value adjustments to inventory and favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
Operating loss	$(92,470)	$(46,157)	$(60,356)	$(58,631)
Share-based compensation	10,664	6,829	41,129	24,476
Depreciation and amortization	28,777	25,543	107,388	102,482
Purchase accounting adjustments	9,466	—	9,466	—

Adjusted operating income (loss)	$(43,563)	$(13,785)	$97,627	$68,327

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended June 30,
	2017	2016	% Change
MSG Entertainment	$125,937	$84,042	50%
MSG Sports	179,637	133,506	35%
Corporate and Other	—	216	NM

Total Madison Square Garden Company	$305,574	$217,764	40%

	Twelve Months Ended June 30,
	2017	2016	% Change
MSG Entertainment	$506,468	$415,390	22%
MSG Sports	811,984	699,062	16%
Corporate and Other	—	859	NM

Total Madison Square Garden Company	$1,318,452	$1,115,311	18%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended June 30,			Three Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
MSG Entertainment	$(46,137)	$(17,863)	(158)%	$(39,153)	$(13,176)	(197)%
MSG Sports	9,762	12,750	(23)%	14,482	18,369	(21)%
Corporate and Other	(44,156)	(41,044)	(8)%	(18,892)	(18,978)	— %
Purchase accounting adjustments	(11,939)	—	NM	—	—	NM

Total Madison Square Garden Company	$(92,470)	$(46,157)	(100)%	$(43,563)	$(13,785)	(216)%

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Twelve Months Ended June 30,			Twelve Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
MSG Entertainment	$(3,692)	$(32,335)	89%	$21,970	$(14,581)	NM
MSG Sports	119,134	109,754	9%	143,001	131,027	9%
Corporate and Other	(163,180)	(136,050)	(20)%	(67,344)	(48,119)	(40)%
Purchase accounting adjustments	(12,618)	—	NM	—	—	NM

Total Madison Square Garden Company	$(60,356)	$(58,631)	(3)%	$97,627	$68,327	43%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2017	June 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,238,114	$1,444,317
Restricted cash	34,000	27,091
Accounts receivable, net	102,085	75,998
Net related party receivables, current	2,714	4,079
Prepaid expenses	23,358	27,031
Other current assets	49,458	25,337

Total current assets	1,449,729	1,603,853
Net related party receivables, noncurrent	—	1,710
Investments and loans to nonconsolidated affiliates	242,287	263,546
Property and equipment, net	1,159,271	1,160,609
Amortizable intangible assets, net	256,975	15,729
Indefinite-lived intangible assets	166,850	166,850
Goodwill	380,087	277,166
Other assets	57,554	54,487

Total assets	$3,712,753	$3,543,950

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$24,084	$13,935
Net related party payables	17,576	15,275
Accrued liabilities:
Employee related costs	138,858	119,357
Other accrued liabilities	191,344	133,832
Deferred revenue	390,180	332,416

Total current liabilities	762,042	614,815
Long-term debt, net of deferred financing costs	105,433	—
Defined benefit and other postretirement obligations	52,997	66,035
Other employee related costs	29,399	32,921
Deferred tax liabilities, net	196,436	194,583
Other liabilities	65,955	49,175

Total liabilities	1,212,262	957,529

Commitments and contingencies
Redeemable noncontrolling interests	80,630	—
The Madison Square Garden Company Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,014 and 19,777 shares outstanding as of June 30, 2017 and 2016, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2017 and 2016	45	45
Preferred stock, par value $0.01,15,000 shares authorized; none outstanding as of June 30, 2017 and 2016	—	—
Additional paid-in capital	2,832,516	2,806,352
Treasury stock, at cost, 1,433 and 671 shares as of June 30, 2017 and 2016, respectively	(242,077)	(101,882)
Accumulated deficit	(148,410)	(75,687)
Accumulated other comprehensive loss	(34,115)	(42,611)

Total The Madison Square Garden Company stockholders’ equity	2,408,163	2,586,421
Nonredeemable noncontrolling interests	11,698	—

Total equity	2,419,861	2,586,421

Total liabilities, redeemable noncontrolling interests and equity	$3,712,753	$3,543,950

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2017	2016
Net cash provided by operating activities	$216,623	$125,785
Net cash used in investing activities	(264,301)	(115,690)
Net cash provided by (used in) financing activities	(158,525)	1,420,011

Net increase (decrease) in cash and cash equivalents	(206,203)	1,430,106
Cash and cash equivalents at beginning of period	1,444,317	14,211

Cash and cash equivalents at end of period	$1,238,114	$1,444,317